                                                                  EXECUTION COPY













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                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF AUGUST 6, 1998

                                      AMONG

                            CARR-GOTTSTEIN FOODS CO.,

                                  SAFEWAY INC.

                                       AND

                              ACG MERGER SUB, INC.


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

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
ARTICLE 1  THE MERGER.........................................................1

           SECTION 1.1. The Merger............................................1
           SECTION 1.2. Effective Time........................................1
           SECTION 1.3. Closing of the Merger.................................1
           SECTION 1.4. Effects of the Merger.................................2
           SECTION 1.5. Certificate of Incorporation and Bylaws...............2
           SECTION 1.6. Directors.............................................2
           SECTION 1.7. Officers..............................................2
           SECTION 1.8. Conversion of Shares..................................2
           SECTION 1.9. Appraisal Rights......................................3
           SECTION 1.10. Payment of Merger Consideration......................3
           SECTION 1.11.  Stock Options.......................................4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................5

           SECTION 2.1. Organization and Qualification; Subsidiaries..........5
           SECTION 2.2. Capitalization of the Company and its Subsidiaries....5
           SECTION 2.3. Authority Relative to this Agreement;
                          Recommendation......................................6
           SECTION 2.4. SEC Reports; Financial Statements.....................7
           SECTION 2.5. Information Supplied..................................7
           SECTION 2.6. Consents and Approvals; No Violations.................8
           SECTION 2.7. No Default............................................8
           SECTION 2.8. No Undisclosed Liabilities; Absence of Changes........9
           SECTION 2.9. Litigation...........................................10
           SECTION 2.10. Compliance with Applicable Law......................10
           SECTION 2.11. Employee Benefit Plans; Labor Matters...............11
           SECTION 2.12. Environmental Laws and Regulations..................12
           SECTION 2.13. Taxes...............................................15
           SECTION 2.14. Intellectual Property; Software.....................16
           SECTION 2.15. Vote Required.......................................17
           SECTION 2.16. Opinion of Financial Adviser........................17
           SECTION 2.17. Brokers.............................................17
           SECTION 2.18. Related Party Transactions..........................17
           SECTION 2.19. Assets..............................................18
           SECTION 2.20. Contracts...........................................18
           SECTION 2.21. Shared Appreciation Agreement.......................19
           SECTION 2.22. Payments............................................20


                                        i
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
ARTICLE 3  REPRESENTATIONS AND WARRANTIES  OF PARENT AND ACQUISITION.........20

           SECTION 3.1. Organization ........................................20
           SECTION 3.2. Authority Relative to this Agreement.................20
           SECTION 3.3. SEC Reports; Financial Statements....................21
           SECTION 3.4. Information Supplied.................................21
           SECTION 3.5. Consents and Approvals; No Violations................21
           SECTION 3.6. No Default...........................................22
           SECTION 3.7. Litigation...........................................22
           SECTION 3.8. Brokers..............................................22
           SECTION 3.9. No Prior Activities..................................22
           SECTION 3.10. Financing...........................................22

ARTICLE 4  COVENANTS.........................................................23

           SECTION 4.1. Conduct of Business..................................23
           SECTION 4.2. Preparation of the Proxy Statement...................25
           SECTION 4.3. Other Potential Acquirers............................25
           SECTION 4.4. Comfort Letter.......................................26
           SECTION 4.5. Meeting of Stockholders..............................27
           SECTION 4.6. Access to Information................................27
           SECTION 4.7. Additional Agreements; Commercially Reasonable
                         Efforts.............................................27
           SECTION 4.8. Employee Benefits....................................28
           SECTION 4.9. Public Announcements.................................28
           SECTION 4.10. Indemnification.....................................29
           SECTION 4.11 Resignation of Officers and Directors................30
           SECTION 4.12 Notice of Certain Events.............................30
           SECTION 4.13 SAA..................................................30

ARTICLE 5  CONDITIONS TO CONSUMMATION OF THE MERGER..........................31

           SECTION 5.1. Conditions to Each Party's Obligations to Effect the
                         Merger..............................................31
           SECTION 5.2. Conditions to the Obligations of the Company.........31
           SECTION 5.3. Conditions to the Obligations of Parent and
                         Acquisition.........................................32

ARTICLE 6  TERMINATION; AMENDMENT; WAIVER....................................33

           SECTION 6.1. Termination..........................................33
           SECTION 6.2. Effect of Termination................................34
           SECTION 6.3. Fees and Expenses....................................34
           SECTION 6.4. Amendment............................................34
           SECTION 6.5. Extension; Waiver....................................34


                                       ii
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
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ARTICLE 7  MISCELLANEOUS.....................................................35

           SECTION 7.1. Nonsurvival of Representations and Warranties........35
           SECTION 7.2. Entire Agreement; Assignment.........................35
           SECTION 7.3. Validity.............................................35
           SECTION 7.4. Notices..............................................35
           SECTION 7.5. Governing Law........................................36
           SECTION 7.6. Descriptive Headings.................................36
           SECTION 7.7. Parties in Interest..................................36
           SECTION 7.8. Certain Definitions..................................36
           SECTION 7.9. Personal Liability...................................37
           SECTION 7.10. Counterparts........................................38

                                TABLE OF CONTENTS
                                       TO
                           COMPANY DISCLOSURE SCHEDULE


SCHEDULE           TITLE
--------           -----
1.11               Amendment to Company Plans

2.1                Company Subsidiaries

2.2                Limitations or Restrictions on Transfer of Subsidiary Stock

2.6                Consents and Approvals; Conflicts

2.7                Defaults

2.8                Undisclosed Liabilities; Absence of Changes

2.9                Litigation

2.11               Employee Benefit Plans; Labor Matters

2.12               Environmental Matters

2.18               Related Party Transactions

2.19               Real Property; Leases

2.20               Contracts

4.1                Conduct of Business

                             TABLE OF DEFINED TERMS

                                     Cross Reference
Term                                   In Agreement                        Page
----                                 ---------------                       ----
1991 Stock Option ...................Section 1.11.........................    5
1991 Stock Options ..................Section 1.11.........................    5
1994 Stock Option ...................Section 1.11.........................    5
1994 Stock Options ..................Section 1.11.........................    5
Acquisition Board ...................Section 3.2..........................   22
Acquisition .........................Preamble.............................    1
affiliate ...........................Section 7.8(a).......................   38
beneficial owner ....................Section 7.8(b).......................   38
beneficial ownership ................Section 7.8(b).......................   38
business day ........................Section 7.8(c).......................   38
capital stock .......................Section 7.8(d).......................   38
Certificates ........................Section 1.10(b)......................    4
Closing Date ........................Section 1.3..........................    2
Closing .............................Section 1.3..........................    2
Code ................................Section 7.8(e).......................   38
Company Board .......................Section 2.3(a).......................    7
Company Disclosure Schedule .........Section 1.11.........................    5
Company Financial Adviser ...........Section 2.16.........................   18
Company Intellectual Property .......Section 2.14(a)......................   17
Company Permits .....................Section 2.10.........................   11
Company Plans .......................Section 1.11.........................    5
Company .............................Preamble.............................    1
Company SEC Reports .................Section 2.4(a).......................    7
Company Securities ..................Section 2.2(a).......................    6
Company Stock Options ...............Section 1.11.........................    5
Contracts ...........................Section 2.20.........................   19
Current Premium .....................Section 4.10(b)......................   31
D&O Insurance .......................Section 4.10(b)......................   31
DCMI ................................Section 2.2(c).......................    7
DGCL ................................Section 1.1..........................    1
Dissenting Shares ...................Section 1.9..........................    3
Effective Time ......................Section 1.2..........................    2
Employee Plans ......................Section 2.11(a)......................   12
ERISA Affiliate .....................Section 2.11(a)......................   12
ERISA ...............................Section 2.11(a)......................   12
Exchange Act ........................Section 2.4(a).......................    7
Facility ............................Section 2.12(b)......................   14
Facility ............................Section 2.19(b)......................   19
Form 10-K ...........................Section 3.3..........................   22


                                        v


                                     Cross Reference
Term                                   In Agreement                        Page
----                                 ---------------                       ----
Governmental Entity .................Section 2.6..........................    8
HSR Act .............................Section 2.6..........................    8
Indemnified Liabilities .............Section 4.10(a)......................   30
Indemnified Persons .................Section 4.10(a)......................   30
IRS .................................Section 2.11(a)......................   12
knowledge ...........................Section 7.8(f).......................   38
known ...............................Section 7.8(f).......................   38
LGA .................................Section 5.3(f).......................   34
Lien ................................Section 2.2(b).......................    6
Material Adverse Effect .............Section 2.1(b).......................    6
Material Adverse Effect .............Section 3.1(b).......................   21
Merger Certificate ..................Section 1.2..........................    1
Merger Consideration ................Section 1.8(a).......................    3
Merger Fund .........................Section 1.10(a)......................    3
Merger ..............................Section 1.1..........................    1
MSA .................................Section 5.3(f).......................   34
officer .............................Section 7.8(g).......................   38
Parent Board ........................Section 3.2..........................   22
Parent Disclosure Schedule ..........Section 3............................   21
Parent ..............................Preamble.............................    1
Parent SEC Reports ..................Section 3.3..........................   22
Payment Agent .......................Section 1.10(a)......................    3
Permitted Liens .....................Section 7.8(h).......................   38
person ..............................Section 7.8(i).......................   39
Property ............................Section 2.19(b)......................   19
Proxy Statement .....................Section 2.5..........................    8
Related Parties .....................Section 2.18.........................   18
reporting tail coverage .............Section 4.10(b)......................   31
SAA .................................Section 2.21.........................   20
SEC .................................Section 2.4(a).......................    7
Securities Act ......................Section 2.4(a).......................    7
Share ...............................Section 1.8(a).......................    2
Shares ..............................Section 1.8(a).......................    2
Stockholder .........................Preamble.............................    1
subsidiaries ........................Section 7.8(j).......................   39
subsidiary ..........................Section 7.8(j).......................   39
Superior Proposal ...................Section 4.3(b).......................   27
Surviving Corporation ...............Section 1.1..........................    1
Tax Return ..........................Section 2.13(a)(ii)..................   16
Taxes ...............................Section 2.13(a)(i)...................   16
Third Party Acquisition .............Section 4.3(b).......................   27
Third Party .........................Section 4.3(b).......................   27

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 6, 1998, is among CARR-GOTTSTEIN FOODS CO., a Delaware corporation (the "Company"), SAFEWAY INC., a Delaware corporation ("Parent"), and ACG MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

          WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement; and

          WHEREAS, as a condition of Parent's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholder Support Agreement with Green Equity Investors, L.P., a Delaware limited partnership (the "Stockholder"), pursuant to which, among other things, the Stockholder has agreed, subject to the terms thereof, to vote all shares of capital stock owned by it in favor of this Agreement, the Merger and the transactions contemplated thereby;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

          SECTION 1.1. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

          SECTION 1.2. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

          SECTION 1.3. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Section 5.1, and which shall be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

          SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the rights, privileges, powers, franchises and properties of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 1.6. DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

          SECTION 1.7. OFFICERS. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

          SECTION 1.8.  CONVERSION OF SHARES.

          (a) At the Effective Time, each share of common stock, par value $.01 per share, of the Company (individually a "Share" and collectively the "Shares")issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 1.9)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and represent the right to receive $12.50 in cash, without interest (the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

          (c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled and cease to exist and no payment shall be made with respect thereto.

          SECTION 1.9. APPRAISAL RIGHTS. Notwithstanding any provision of this Agreement to the contrary, Shares with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the preceding sentence, if any holder of Shares who demands appraisal of such Shares under the DGCL shall effectively withdraw such holder's demand for appraisal in accordance with Section 262(k) of the DGCL or becomes ineligible for such appraisal through failure to perfect or otherwise, then, as of the Effective Date or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any written demands for appraisal and any other instrument received by the Company in connection therewith, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 1.10.  PAYMENT OF MERGER CONSIDERATION.

          (a) Concurrent with the Effective Time, Parent shall deposit with ChaseMellon Shareholder Services or such other agent or agents as may be appointed by Parent and Acquisition (the "Payment Agent") for the benefit of the holders of Shares cash in the aggregate amount necessary to pay the Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to Section 1.8 in respect of outstanding Shares.

          (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article I and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this

Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.10.

          (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; PROVIDED, HOWEVER, that Parent or its Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

          (d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article I.

          (e) Any portion of the Merger Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Shares for the Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (f) Parent shall have the right to demand that the Payment Agent return to Parent such portion of the Merger Fund that represents the Merger Consideration payable for Shares for which appraisal rights have been perfected and for which payment has been made pursuant to Section 262 of the DGCL.

          SECTION 1.11. STOCK OPTIONS. On the business day following the Effective Time, each outstanding option to purchase Shares (a "1994 Stock Option" or collectively "1994 Stock Options") issued pursuant to the Company's 1994 Outside Directors Stock Option Plan as amended as of August 5, 1998 to the extent vested in accordance with its terms shall be canceled and the Company shall pay to each holder of a 1994 Stock Option in exchange therefor cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1994 Stock Option, multiplied by
(y) the number of Shares subject to such 1994 Stock Option (subject to any tax withholding obligations). Pursuant to the terms of the Company's 1991 Stock Option Plan, each outstanding option to purchase Shares (a "1991 Stock Option" and collectively, the "1991 Stock Options") issued pursuant to the 1991 Stock Option Plan or any amendment thereto shall remain outstanding after the Effective Time and shall be exercisable for the Merger Consideration the holder would have received had such 1991 Stock Option been exercised prior to the Effective Time. In connection with the transactions contemplated by this Agreement, the Company will use its commercially reasonable efforts to obtain consent from each holder of a 1991 Stock Option to the cancellation of such 1991 Stock Option on the business day following the Effective Time and the payment by the Company to each such holder of a 1991 Stock Option cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1991 Stock Option, multiplied by (y) the number of Shares subject to such 1991 Stock Option (subject to any tax withholding obligations). The 1991 Stock Options and the 1994 Stock Options are referred to collectively as the "Company Stock Options." The 1991 Stock Option Plan and the 1994 Outside Directors Stock Option Plan are referred to collectively as the "Company Plans." Prior to the Effective Time, the Company shall cause to be effected amendments to the Company Plans consistent with Section 1.11 of the Disclosure Schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule").

                                     ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to each of Parent and Acquisition as follows:

          SECTION 2.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) Section 2.1 of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

          (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged, or (ii) that would, or would be reasonably likely to, impair or materially delay the ability of the Company to consummate the transactions contemplated hereby.

          SECTION 2.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

          (a) The authorized capital stock of the Company consists of 25,000,000 Shares, of which, as of June 20, 1998, 8,241,152 Shares were issued and outstanding and 1,439,094 Shares were held as treasury stock, and 10,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 20, 1998, 909,270 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Since June 20, 1998 no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and since June 20, 1998 no stock options have been granted. Except as set forth above, as of the date hereof there are outstanding (i) no shares of capital stock of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries and no obligations of the Company or its subsidiaries to issue any capital stock or securities convertible into or exchangeable for capital stock of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto.

          (b) Except as set forth in Section 2.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (c) The Company owns 10,000 shares of common stock of Denali Commercial Management Inc., an Alaska corporation ("DCMI"), representing 33-1/3% of the outstanding shares of DCMI. The owner of the remaining shares of capital stock of DCMI is identified on Section 2.2 of the Company Disclosure Schedule. Except as set forth on Section 2.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its subsidiaries is a party relating to DCMI or obligations or liabilities of the Company or any of its subsidiaries to DCMI.

          SECTION 2.3.  AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. The Company Board has taken all necessary corporate actions to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger, the Stockholder Support Agreement and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The Company Board has resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

          SECTION 2.4.  SEC REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Reports are in accordance with the books and records of the Company and its subsidiaries and fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect).

          (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC.

          SECTION 2.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (including any amendments and supplements thereto, the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          SECTION 2.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 2.6 of the Company Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or federal, state or local administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Assuming compliance with the matters referred to in the preceding sentence, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) except as set forth in Section
2.6 of the Company Disclosure Schedule, violate any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, including, without limitation, the Alaska Takeover Bid Disclosure Act except, in the case of clause (ii) or (iv), for violations, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company.

          SECTION 2.7. NO DEFAULT. None of the Company or its subsidiaries is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, (iii) any order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or (iv), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          SECTION 2.8.  NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES.

          (a) Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Company and its subsidiaries as of March 29, 1998 and the notes thereto, included in the Quarterly Report on Form 10-Q of the Company for the quarter then ended and (ii) debts, liabilities or obligations arising in the ordinary course of business since March 29, 1998.

          (b) Except as set forth in Section 2.8 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since March
29, 1998 there has not been:

               (i) any damage, destruction or loss to any of the assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, has a Material Adverse Effect on the Company;

               (ii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any shares of the Company's capital stock;

               (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its subsidiaries for consideration in the aggregate in excess of $500,000 or other than in the ordinary course of business;

               (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration or any loans or advances to any people in excess of $50,000 in the aggregate;

               (v) any incurrence of or guarantee with respect to any indebtedness for borrowed money by the Company or any of its subsidiaries other than pursuant to the Company's existing credit facilities in the ordinary course of business;

               (vi) any material change in any method of accounting or accounting practice used by the Company or any of its subsidiaries, other than such changes required by a change in law or generally accepted accounting principles;

               (vii) any events with respect to the Company or its subsidiaries which, individually or in the aggregate, have or which would reasonably be expected to have, a Material Adverse Effect on the Company;

               (viii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its subsidiaries and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors, officers or employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of (B) and (C) above, increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its subsidiaries;

               (ix) revaluing in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (x) any loan or advance made by the Company or any of its subsidiaries to any officer or director of the Company or any of its subsidiaries, other than loans and advances of the Company made in the ordinary course of business consistent with past practices;

               (xi) any material transaction with a Related Party (other than compensation for services rendered in the ordinary course of business); or

               (xii) any agreement to take any actions specified in this Section 2.8, except for this Agreement.

          SECTION 2.9. LITIGATION. Except as disclosed in the Company SEC Reports and as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Reports and as set forth in Section 2.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries nor any of their respective properties is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate insofar as can be reasonably foreseen in the future would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

          SECTION 2.10. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except in cases in which failures to hold such permits, licenses, variances, exemptions, orders and approvals individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 2.11.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

          (a) Section 2.11 of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise, maintained or contributed to or with respect to which there is any obligation or liability for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), excluding former agreements or plans under which the Company has no remaining obligations (together, the "Employee Plans"). The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan, and (iii) the latest determination letter from the IRS with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code. No event has occurred, and to the Company's knowledge, there exists no condition or set of conditions, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would individually or in the aggregate have a Material Adverse Effect on the Company. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Plan, any related trusts or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and all amounts required to be reflected in the Company's financial statements have been properly accrued to date as liabilities under or with respect to each Employee Plan, (ii) the Company has performed all obligations required to be performed by it under any Employee Plan, (iii) each Employee Plan has been administered in compliance with its terms and the requirements of applicable law,

(iv) each Employee Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has been determined by the IRS to be so qualified and the Company knows of no fact which would adversely affect the qualified status of any such Employee Plan, and (v) if as of the Effective Time the Company were to suffer a "complete withdrawal" under all Employee Plans which are "multiemployer plans" as defined in Section 3(37) of ERISA, the Company would not incur a material liability until Title IV of ERISA.

          (b) Section 2.11 of the Company Disclosure Schedule sets forth a list of (i) all employment agreements with employees of the Company; (ii) all agreements with consultants obligating the Company to make annual cash payments in an amount exceeding One Hundred Thousand Dollars ($100,000) or that have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year; (iii) all severance agreements, programs and policies of the Company with or relating to its employees except programs and policies required to be maintained by law; and
(iv) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

          (c) Except as disclosed in Section 2.11 of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of the Company's entering into this Agreement or in connection with the transactions contemplated by this Agreement.

          (d) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

          (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Section 2.11 of the Company Disclosure Schedule. There are no strikes, slowdowns, work stoppages, lockouts or, to the Company's knowledge, threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

          (f) There are no pending or, to the knowledge of the Company, threatened charges or complaints against the Company or its subsidiaries by the National Labor Relations Board or any comparable state agency which, if adversely determined, would have a Material Adverse Effect on the Company.

          SECTION 2.12.  ENVIRONMENTAL LAWS AND REGULATIONS.

          (a) DEFINITIONS. The following terms, when used in this Section 2.12, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) "COMPANY." For purposes of this Section 2.12, the term "Company" shall include all of its subsidiaries.

               (ii) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance, and as otherwise defined in any Environmental Law.

               (iii) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives. radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

               (iv) "ENVIRONMENTAL LAWS" means all laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any foreign, federal, state or local government and any governmental department or agency which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, and Rodenticide Act, Resource Conservation and Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local laws, each as amended.

               (iv) "ENVIRONMENTAL CONDITIONS" means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which the Company has or may become liable to any person or by reason of which any Facility, former Facility or any of the Company's assets may suffer or be subjected to any lien, whether under any Environmental Law or common law.

          (b) FACILITIES. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, each store, office, plant or warehouse currently owned, operated or leased by the Company (a "Facility") is, and at all times while owned, operated or leased by the Company, has been, and each Facility formerly owned, operated or leased by the Company was, at all times when so owned, operated or leased, owned, leased and operated in compliance with all applicable Environmental Laws and in a manner that will not give rise to liability under any applicable Environmental Laws or common law, except in any such case which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Without limiting the foregoing, except as set forth in Section 2.12(b) of the Company Disclosure Schedule, in the Company SEC Reports or in the audits and assessments referred to in paragraph (d) of this Section 2.12, during such times as the Company owned, leased or operated the Facilities or Facilities formerly owned, operated or leased by the Company, (i) there is not and has not been any Hazardous Substance used, generated, created, stored, transported, disposed of at, or handled on, under, or about any Facility or any Facility formerly owned, operated or leased by the Company, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in compliance with all applicable Environmental Laws, (ii) the Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled Hazardous Substances in compliance with all applicable Environmental Laws and in a manner that will not result in liability of the Company under any Environmental Law or common law, and (iii) there is not now and has not been at any time in the past during the Company's ownership, operation or tenancy any underground or above-ground storage tank or pipeline at any Facility or Facility formerly owned, operated or leased by the Company where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all applicable Environmental Laws, except in the case of each of clauses (i), (ii) or (iii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) NOTICE OF VIOLATION. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, (i) since July 31, 1993 the Company has not received any written notice of alleged, actual or potential responsibility for, or any written inquiry or investigation regarding any Release or threatened Release of any Hazardous Substance at any Facilities or any Facilities formerly owned, operated or leased by the Company or at any offsite location where Hazardous Substances generated by the Company have been disposed, which notice, investigation or inquiry has not been withdrawn or terminated and (ii) the Company has received no written notice of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or any Facilities formerly owned, operated or leased by the Company, or in connection with any operations or activities of the Company, except in the case of each of clauses (i) and (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (d) ENVIRONMENTAL AUDITS OR ASSESSMENTS. True, complete and correct copies of the written reports of all environmental audits or assessments which have been conducted since January 1, 1993 at any Facility or any Facility formerly owned, operated or leased by the Company on behalf of the Company and which are in the possession or control of the Company have been delivered to Parent and Acquisition, and a list of all such reports is set forth in Section
2.12 of the Company Disclosure Schedule.

          (e) ENVIRONMENTAL CONDITIONS. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, there are no present or past

Environmental Conditions in any way relating to the Company's business or, to the Company's knowledge, at any Facility or former Facility, except in any such case which would not, individually or in the aggregate, have a Material
Adverse Effect.

          (f) RELEASES OR WAIVERS. The Company has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition, except in any such case which would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 2.13  TAXES.

          (a)  DEFINITIONS.  For purposes of this Agreement:

               (i) the term "Tax" (including "Taxes") means all federal, state, local, foreign and other net income, net worth, gross income, gross receipts, value added, sales, use, ad valorem, transfer and gains, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, workers or unemployment compensation, excise, severance, stamp, utility, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and

               (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with any Tax authority or agency.

          (b) The Company and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Such Tax Returns are true and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its subsidiaries have paid all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other material Taxes as are due from the Company and its subsidiaries or for which they could be liable (whether to taxing authorities or to other persons or entities), except Taxes that are being contested in good faith by appropriate proceedings and for which the Company has established and is maintaining reserves to the extent currently required by GAAP.

          (c) No material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental or other taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation. There are no other material Taxes that would be due from the Company or its subsidiaries if assessed by a taxing authority, except Taxes with respect to which the Company has established and is maintaining reserves to the extent required by GAAP.

          (d) Except as set forth in Schedule 2.13, neither the Company nor any of its subsidiaries has (i) granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, or (ii) requested any extension of time within which to file any federal income Tax Return or any state income or franchise Tax Return, which Tax Return has not been filed as of the date hereof,

          (e) The Tax Returns of the Company and its subsidiaries have been audited or settled or are closed to assessment for the periods and to the extent set forth in Schedule 2.13(e).

          (f) Neither the Company nor any of its subsidiaries (i) is a party to or bound by (nor will it become a party to or become bound by) any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (or administrative or accounting practice having substantially the same effect);
(ii) has filed a consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it; (iii) has agreed to make or is required to make any material adjustment under section 481(a) of the Code; (iv) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (other than the affiliated group of which the Company is the common parent corporation); (v) owns material assets that directly; indirectly secure debt the interest on which is tax-exempt under section 103(a) of the Code, (vi) is obligated under any agreements in connection with industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder, or (vii) owns any property of a character, the indirect transfer of which pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

          (g) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and, to the knowledge of the Company, no foreign person directly or indirectly holds (within the meaning of section 897(c)(3) of the Code) more than five percent of the stock of the Company.

          (h) All material Taxes that the Company is required by law to withhold and collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

          (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any material "excess parachute payments" within the meaning of Section 28OG of the Code.

          SECTION 2.14.  INTELLECTUAL PROPERTY; SOFTWARE.

          (a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on the Company.

          (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary, as the case may be, is not being questioned in any pending litigation proceeding to which the Company or any subsidiary is a party nor, to the knowledge of the Company, is any such litigation proceeding threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section 2.14 of the Company Disclosure Schedule, the conduct of the business of the Company and its subsidiaries as now conducted does not, to the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks or copyrights of others, and the consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Company Intellectual Property Rights.

          SECTION 2.15. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

          SECTION 2.16. OPINION OF FINANCIAL ADVISER. Donaldson, Lufkin & Jenrette Securities Corporation (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Shares from a financial point of view.

          SECTION 2.17. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete copy of the letter agreement dated March 20, 1998 between the Company and the Company Financial Advisor, which is the only agreement pursuant to which the Company is obligated to make payments to the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

          SECTION 2.18. RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports or Section 2.18 of the Company Disclosure Schedule, no beneficial owner of 5% or more of the Company's outstanding capital stock or officer or director of the Company or any person (other than the Company) in which any such beneficial owner owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its subsidiaries; (ii) any loan, arrangement, understanding. agreement or contract for or relating to indebtedness of the Company or any of its subsidiaries; or
(iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan. Following the Effective Time, except for obligations set forth in this Agreement, neither the Company nor any of its subsidiaries will have any obligations to any Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time and (ii) the obligations set forth in the Company SEC Reports and Section 2.18 of the Company Disclosure Schedule.

          SECTION 2.19.  ASSETS.

          (a) The assets and properties of the Company and its subsidiaries, considered as a whole, constitute all of the assets and properties which are reasonably required for the business and operations of the Company and its subsidiaries as presently conducted. The Company and its subsidiaries have good and marketable title to or a valid leasehold estate in (i) all personal properties and assets reflected on the Company's balance sheet at March 29, 1998 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (ii) (A) all Carrs Quality Centers (other than the Carrs Quality Center located in Kenai),
(B) the distribution center owned by the Company located in Anchorage, Alaska and (C) other stores operated by the Company and its subsidiaries which accounted for not less than 90% of the revenues generated by all such other stores for the twelve month period ended June 30, 1998, in each case, free and clear of all Liens (other than Permitted Liens and rights, obligations and encumbrances arising under the SAA).

          (b) Section 2.19 of the Company Disclosure Schedule sets forth (i) a complete and accurate list of each improved and unimproved real property (a "Property") and Facility owned or leased by the Company or any of its subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased, (ii) a complete and accurate list of all leases pursuant to which the Company or any of its subsidiaries lease personal property and which require an annual expenditure by the Company or any of its subsidiaries individually in excess of $250,000 or which are not cancelable (without material penalty, cost or other liability) within one year and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

          (c) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings relating to any of the Properties or Facilities of the Company and its subsidiaries, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 2.20. CONTRACTS. Section 2.20 of the Company Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 2.11 of the Company Disclosure Schedule and real property leases set forth in Section 2.19 of the Company Disclosure Schedule) of the following categories to which the Company or any of its subsidiaries is a party or by which any of them is bound (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 2.11 of the Company Disclosure Schedule and the real property leases set forth in Section 2.19 of the Company Disclosure Schedule, the "Contracts"):

          (a) Contracts made in the ordinary course of business requiring annual expenditures by or liabilities of the Company and its subsidiaries in excess of $500,000 which have a remaining term in excess of one hundred eighty
(180) days or are not
cancelable (without material penalty, cost or other liability) within one hundred eighty (180) days;

          (b) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $250,000.

          (c) Contracts containing covenants limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

          (d) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of the Company or its subsidiaries;

          (e) Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year; and

          (f) any other Contract that is material to the Company and its subsidiaries, taken as a whole.

          Except as set forth in Schedule 2.20 of the Company Disclosure Schedule, true and complete copies of the written Contracts and descriptions of verbal Contracts, if any, have been delivered or made available to Parent. Each of the Contracts is a valid and binding obligation of the Company and, to the Company's knowledge without any investigation, the other parties thereto, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. To the knowledge of the Company, except for the execution of this Agreement and the Stockholder Support Agreement and the consummation of the transactions contemplated hereby and thereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Contract identified in Schedule
2.20 of the Company Disclosure Schedule in response to paragraph (b) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

          Section 2.21.  SHARED APPRECIATION AGREEMENT.

          (a) The Company has delivered to Parent a true and complete copy of the Shared Appreciation Agreement (the "SAA") referred to in the Company SEC Reports and has made available to Parent books and records of the Company reflecting the information required by Section 1.3 of the SAA and the draft appraisals prepared in 1994, which are the most recent appraisals undertaken on behalf of the Company with respect to the Properties (as defined in the SAA).

          (b) Neither the Company nor its Affiliates (as defined in the SAA) has paid or has been obligated to pay any amounts pursuant to Section 1.2 of the SAA and no amount shall be due or payable pursuant to Section 1.2 of the SAA as a result of consummation of the transactions contemplated by this Agreement.

          SECTION 2.22. PAYMENTS. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any of their respective representatives acting on their behalf, have paid or delivered any fee, commission or other sum of money or property to any finder, agent, government official or other party, in the United States or any other country which the Company has any reason to believe to have been illegal under any federal, state or local laws of the United States or to the Company's knowledge, any other country having jurisdiction. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective representatives acting on their behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures. Neither the Company nor any of its subsidiaries have participated in any boycotts.

                                     ARTICLE 3

                           REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND ACQUISITION

          Parent and Acquisition hereby represent and warrant to the Company as follows:

          SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing document) as currently in effect of Parent and Acquisition.

          (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect" means any change or effect that (i) is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which Parent, Acquisition or Parent's other subsidiaries are engaged or (ii) that would, or would be reasonably likely to, impair or materially delay the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

          SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent (the "Parent Board") and Acquisition (the "Acquisition Board") and by Parent (or a wholly owned subsidiary of Parent) as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3.3. SEC REPORTS; FINANCIAL STATEMENTS. Parent's most recent annual report on Form 10-K (the "Form 10-K" ) filed with the SEC, including, without limitation, any financial statements or schedules included or incorporated by reference therein, did not contain when filed any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Form 10-K fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended.

          SECTION 3.4. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

          SECTION 3.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) to the knowledge of the Parent, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of their respective properties or assets except, in the case of clause (ii) or (iii), for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          SECTION 3.6. NO DEFAULT. None of Parent, Acquisition, or any of Parent's other subsidiaries is in breach, default or violation (and, to the knowledge of the Parent, no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition, or any of Parent's other subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition, or any of Parent's other subsidiaries or any of their respective properties or assets, except for violations, breaches or defaults that do not and would not, or would not be reasonably likely to, individually or in the aggregate, impair or materially delay the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

          SECTION 3.7. LITIGATION. Except as disclosed in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent, Acquisition, or any of Parent's other subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Reports, none of Parent, Acquisition, or Parent's other subsidiaries is subject to any outstanding order, writ, injunction or decree which insofar as can be reasonably foreseen in the future would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

          SECTION 3.8. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

          SECTION 3.9. NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization of the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

          SECTION 3.10. FINANCING. Parent or Acquisition has sufficient capital resources to enable Acquisition to effect the Merger as contemplated herein at the Effective Time.

                                     ARTICLE 4

                                     COVENANTS

          SECTION 4.1. CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and seek to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

               (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

               (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans;

               (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution or capital return (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

               (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

               (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

               (f) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under the Company's existing credit facilities in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than obligations of subsidiaries of the Company incurred in the ordinary course of business) except pursuant to existing credit facilities; (C) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company in the ordinary course of business consistent with past practice); (D) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Tax Liens for Taxes not yet due);

               (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits payable or to become payable to any director, officer or employee, or increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); PROVIDED, HOWEVER, that this paragraph (g) shall not prevent the Company or any of its subsidiaries from (A) entering into employment agreements with new officers hired to replace departing employees, provided that any such new officer, upon termination of employment, shall be entitled only to the benefits provided under the Carr-Gottstein Foods Co. 1998 Severance Plan or
(B) increasing annual compensation and/or providing for or amending bonus arrangements for employees in connection with promotions or advancements of such employees or the assumption by such employees of significant additional responsibilities, in each case in amounts consistent with past practice;

               (h) sell, assign, transfer, lease or dispose of any assets in any single transaction or series of related transactions for consideration individually in excess of Two Hundred Fifty Thousand Dollars
($250,000), other than in the ordinary course of business;

               (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

               (j) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (k) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement which requires annual expenditures by the Company or its subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) or which has a term in excess of one year or is not cancelable (without material penalty cost or liability) within one year; (C) enter into or renew, without the prior consent of Parent which shall not be unreasonably withheld, or amend or modify, any agreement with any collective bargaining agent relating to its business, except for agreements with respect to routine employee grievance matters in the ordinary course of business; (D) make any material amendments or modifications to any Contract (other than collective bargaining agreements, which shall be covered by clause (k)(C)), any agreement with a Related Party or other agreement filed as an exhibit to any of the Company SEC Reports; (E) make any payment to a Related Party, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business; or (F) authorize any new capital expenditure or expenditures which in the aggregate are in excess of Five Million Dollars ($5,000,000); PROVIDED that the capital expenditures shall be consistent with the capital plans set forth on Section 4.1 of the Company Disclosure Schedule; and PROVIDED FURTHER that the foregoing shall not limit any capital expenditure required pursuant to existing contracts or purchase orders;

               (l) make any tax election or settle or compromise any income tax liability which involves cost or liability to the Company in excess of $250,000;

               (m) settle or compromise any pending or threatened suit, action or claim (A) which relates to the transactions contemplated by this Agreement, (B) is listed on Section 2.9 of the Company Disclosure Schedule or
(C) the settlement or compromise of which could have a Material Adverse Effect on the Company; or

               (n) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

          SECTION 4.2. PREPARATION OF THE PROXY STATEMENT. The Company shall promptly prepare and file with the SEC the Proxy Statement. Parent and Acquisition agree to cooperate in such preparation and to provide promptly to the Company all information with respect to Parent, Acquisition and the transactions contemplated by this Agreement required to be included or incorporated by reference therein. The Company will use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the meeting of its stockholders to consider and vote upon this Agreement. Parent shall have a right to review and comment on the Company Proxy Statement and other proxy materials before filing with the SEC. Each of the Company and Parent shall notify each other after the receipt by it of any written or oral comments of the SEC, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

          SECTION 4.3.  OTHER POTENTIAL ACQUIRERS.

          (a) The Company agrees that neither it nor any of its subsidiaries, nor any officer, director or employee of the Company or its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including investment bankers, attorneys or accountants) not to, directly or indirectly, encourage, solicit, initiate, enter into or conduct discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition (as defined in Section 4.3(b)); PROVIDED, HOWEVER, that (i) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and otherwise complying with such rules, PROVIDED that the Company Board shall not recommend that the stockholders of the Company tender their Shares in connection with such tender offer unless the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties; and (ii) if the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel, that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may, and may authorize or permit any of its or its subsidiaries' respective officers, directors, employees, representatives or agents to respond to inquiries from, discuss with, negotiate with, and provide non-public information to, any other person concerning a Third Party Acquisition. The Company shall promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal.

          (b) Except as set forth in this Section 4.3(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 6.1 and the Company has paid all amounts due pursuant to
Section 6.3. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of beneficial ownership of 35% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 35% of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which is equal or greater than 35% of the annual revenues, net income or assets of the Company. For purposes of this Agreement a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (taking into consideration advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

          SECTION 4.4. COMFORT LETTER. The Company shall use all reasonable efforts to cause KPMG Peat Marwick LLP to deliver a letter dated not more than five days prior to the date on which the Proxy Statement shall be mailed to the stockholders of the Company and addressed to itself and Parent and their respective boards of directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

          SECTION 4.5. MEETING OF STOCKHOLDERS. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of this Agreement is the affirmative vote of a majority of the outstanding Shares. The Company will, through the Company Board, recommend to its stockholders approval of such matters; PROVIDED, HOWEVER, that the Company Board may withdraw its recommendation in accordance with the provisions of Section 4.3(b).

          SECTION 4.6.  ACCESS TO INFORMATION.

          (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to plants, offices, warehouses and other facilities upon reasonable notice and to all books and records of itself and its subsidiaries, will permit the Parent to make such inspections as the Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish the Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as the Parent may from time to time reasonably request; PROVIDED, HOWEVER, the parties hereto agree that no such data or other information shall be made available to Parent or Acquisition to the extent that it is competitively sensitive or the exchange of such information between competitors would result in a violation of any applicable law, rule or regulation.

          (b) Parent and Acquisition will hold and will cause their consultants and advisers to hold in confidence all documents and information furnished to them by or on behalf of the Company in connection with the transactions contemplated by this Agreement in accordance with the terms of that certain letter agreement regarding confidentiality from the Company Financial Advisor dated April 8, 1998 and executed by Parent on April 9, 1998 (the "Confidentiality Agreement"), provided that obligations regarding public disclosures with respect to the transactions contemplated by this Agreement shall be governed by Section 4.9 hereof and Parent, Acquisition and their consultants and advisors may communicate directly with the Company's Chief Executive Officer, Chief Financial Officer and Senior Vice President-Store Operations. The Company will hold and will cause its consultants and advisors to hold in confidence all documents and information furnished to it by or on behalf of Parent in connection with the transactions contemplated by this Agreement, to the extent such documents and information would constitute "Evaluation Material" (as defined in the Confidentiality Agreement) of Parent, in the same manner in which Parent and Acquisition are required to treat Evaluation Material of the Company.

          SECTION 4.7.  ADDITIONAL AGREEMENTS; COMMERCIALLY REASONABLE EFFORTS.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, estoppel certificates from lessors of the Company and its subsidiaries and the quitclaim deed contemplated by Section 2.9 of the SAA and a certificate in form and substance reasonably satisfactory to Parent with respect to the SAA; PROVIDED THAT neither party shall incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents, certificates or deed; (iii) obtaining consents of any Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iv) contesting any legal proceeding relating to the Merger and (v) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the Company, Parent and Acquisition agree to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          (b) Between the date hereof and the Effective Time, the Company shall cooperate with Parent's efforts to negotiate and enter into written agreements affecting Company's real estate, as Parent may deem necessary or desirable, including, without limitation, modifications and extensions of real estate leases and other agreements; PROVIDED, HOWEVER, that no such agreements shall be binding on the Company prior to the Effective Time; and provided, further, that Parent's obtaining any such modifications, extensions and agreements shall not be a condition to the obligations of Parent and Acquisition to consummate the Merger and the other transactions contemplated by this Agreement. Parent will, from time to time, upon request of the Company, advise the Company of all material agreements or arrangements entered into in connection with the negotiation of any such modifications, extensions or agreements.

          SECTION 4.8. EMPLOYEE BENEFITS. As of the Closing, employees of the Company will become employees of Parent or a subsidiary of Parent. Parent will or will cause such subsidiary to provide the eligible employees of the Company and its subsidiaries from the Effective Time until the first anniversary of the Effective Time with compensation and employee benefits of the type described in
Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent) which, in the aggregate, are at least as favorable as those currently provided by Parent and its subsidiaries, as the case may be, to their respective employees in the markets in which the Company and its subsidiaries operate. Parent agrees and will cause the Surviving Corporation to agree that all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with executive officers identified in Section 2.11 of the Company Disclosure Schedule (subject to
Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof. Notwithstanding the foregoing, except as provided in the preceding sentence nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

          SECTION 4.9. PUBLIC ANNOUNCEMENTS. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release without the prior written consent of the other parties, which consent shall not be unreasonably withheld, or make any such public statement prior to consultation, except in each case as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent, Acquisition or the Company, as the case may be (provided that such party has used reasonable efforts to consult with and, where necessary, seek the consent of, the other party and allow such other party to comment thereon).

          SECTION 4.10.  INDEMNIFICATION.

          (a) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to, upon receipt of an undertaking to repay such advances as required by the DGCL) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, reasonable counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's certificate of incorporation or bylaws and from and after the Effective Time, the Surviving Corporation shall fulfill, assume and honor in all respects the obligations of the Company pursuant to the Company's certificate of incorporation, bylaws and any indemnification agreement between the Company and any of the Company's directors and officers existing and in force as of the date of this Agreement, to the extent permitted under applicable law. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. The Indemnified Persons as a group may retain only one law firm to represent them with respect to any single action unless there are one or more defenses available to an Indemnified Person which may be inconsistent with those of any other Indemnified Person or there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Persons, in which case this limitation shall not apply. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.10. Each Indemnified Person (and their respective heirs and estates) is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms.

          (b) Parent or the Surviving Corporation shall purchase a six-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage (or as much coverage as can be obtained for a total not in excess of 150% of the Current Premium), PROVIDED THAT such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing officers' and directors' liability insurance. "Current Premium" shall mean the last annual premium paid prior to the date hereof for the existing officers' and directors' liability insurance.

          (c) If the Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the respective successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations set forth in this Section.

          SECTION 4.11 RESIGNATION OF OFFICERS AND DIRECTORS. Each of the directors and officers of the Company and its subsidiaries shall tender their resignations effective on or before the Effective Time.

          SECTION 4.12 NOTICE OF CERTAIN EVENTS. Each of Parent and the Company shall promptly notify each other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 2.9 or Section 3.8, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement; or

          (d) the occurrence or nonoccurrence of any event which would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; provided that the delivery of any notice pursuant to this Section 4.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 4.13. SAA. The Company will comply with the terms, conditions and provisions of the SAA prior to the Effective Time. In connection therewith, the Company will (a) select appraisers for the Properties (as defined in the SAA) that are reasonably acceptable to Parent, (b) provide Parent with copies of preliminary appraisals no later than 60 days prior to the Closing, and
(c) consult with Parent regarding the contents of the appraisals prior to finalizing such appraisals in order to assure the accuracy, completeness and reasonableness thereof. The Company and Parent will promptly deliver to each other copies of any written communications and reports of any non-written communications received between the date hereof and the

Effective Time by the Company or any of its Affiliates on the one hand (as defined in the SAA) or Parent or any of its affiliates on the other hand relating to the SAA.

                                     ARTICLE 5

                      CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger, and no legal proceeding shall be pending in which a Governmental Entity seeks to prohibit, restrain, enjoin or restrict the consummation of the Merger; and

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

          SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (c) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent.

          SECTION 5.3. CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company; PROVIDED THAT with respect to real property leases, this condition shall be deemed satisfied only if the Company shall have obtained landlord consents for real property leases with respect to (i) all leased Carrs Quality Centers (other than the Carrs Quality Center located in Kenai) and (ii) other leased stores operated by the Company and its subsidiaries which, together with other owned stores, account for not less than 90% of the revenues generated by all such other stores, based on the twelve month period ended as of the date of the most recent quarter-end as of the date of determination;

          (d) the Stockholder Support Agreement shall be in full force and effect;

          (e) the Management Services Agreement (the "MSA") between the Company and Leonard Green & Associates ("LGA") shall be terminated concurrent with the Effective Time and the Company shall have no liability or obligation of any nature, whether or not accrued, contingent or otherwise under the MSA or otherwise to LGA, or any of its affiliates, except for the unpaid pro rata portion of the annual $450,000 fee payable under the MSA through the Effective Time; and

          (f) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                                     ARTICLE 6

                           TERMINATION; AMENDMENT; WAIVER

          SECTION 6.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a)  by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; (ii) any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or
(iii) the Merger has not been consummated by January 31, 1999 (or, if as of January 31, 1999, all necessary approvals or consents of Governmental Entities under the HSR Act or any other antitrust statute, law, rule or regulation required for the consummation of the transactions contemplated by this Agreement have not been obtained, May 31, 1999); PROVIDED that no party may terminate this Agreement pursuant to this clause (b)(iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Merger shall not have been consummated on or before said date;

          (c) by the Company if (i) there shall have been a material breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by January 31, 1999 (or such other date to which the date set forth in Section 6.1(b)(iii) may be extended) or (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and, if such breach is capable of being cured, Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after written notice by the Company thereof; PROVIDED that the Company has not breached any of its obligations hereunder in any material respect;

          (d) by the Company, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and taking into consideration the advice of legal counsel, that it is likely to be required to, in order to comply with its fiduciary duties, and does, withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal as provided in Section 4.3(b) of this Agreement; or

          (e) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in any material respect in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by January 31, 1999 (or such other date to which the date set forth in Section 6.1(b)(iii) may be extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and, if such breach is capable of being cured, the Company has not cured such breach within twenty business days after written notice by Parent or Acquisition thereof, PROVIDED that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect, (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal,
(iv) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall not have opposed a Third Party Acquisition in a Schedule 14D-9 filing, (v) the Company shall have entered into a definitive agreement with respect to a Third Party Acquisition, or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

          SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Section 4.6(b). Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

          SECTION 6.3.  FEES AND EXPENSES.

          (a)  In the event that this Agreement shall be terminated pursuant to
Section 6.1(d) or Section 6.1(e)(iii), (e)(iv), (e)(v) or, if another bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company is outstanding on the date of the stockholder meeting referred to in Section 6.1(e)(vi), (e)(vi), the Company shall pay to Parent a termination fee in the amount of Four Million Dollars ($4,000,000) within five (5) business days of such a termination and, within five business days of presentation of statements therefor, Parent's reasonable out-of-pocket-expenses incurred in connection with the transactions contemplated by this Agreement, PROVIDED that no such amount shall be payable if Parent shall have materially breached its obligations hereunder.

          (b) Except as otherwise provided in Section 6.3(a), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 6.4. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including the schedules hereto) may be amended only by an instrument in writing signed on behalf of the parties hereto.

          SECTION 6.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                     ARTICLE 7

                                   MISCELLANEOUS

          SECTION 7.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

          SECTION 7.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the schedules hereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 7.3. VALIDITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

          SECTION 7.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a national overnight delivery service (E.G., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

          if to the Company to:            CARR-GOTTSTEIN FOODS, CO.
                                           6411 A Street
                                           Anchorage, Alaska  99518
                                           Telecopier: (907) 565-6026
                                           Attention: President and
                                                      Chief Executive Officer


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

          with a copy to:                  Gibson, Dunn & Crutcher LLP
                                           333 South Grand Avenue
                                           Los Angeles, California  90071
                                           Telecopier:  (213) 229-7520
                                           Attention:  Karen E. Bertero, Esq.

          if to Parent or Acquisition to:  SAFEWAY INC.
                                           5918 Stoneridge Mall Road
                                           Pleasanton, California  94588-3229
                                           Telecopier: (925) 467-3231
                                           Attention: Senior Vice President and
                                                       General Counsel

          with a copy to:                  LATHAM & WATKINS
                                           505 MONTGOMERY STREET
                                           SUITE 1900
                                           SAN FRANCISCO, CALIFORNIA  94111
                                           Telecopier: (415) 395-8095
                                           Attention: Scott R. Haber, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          SECTION 7.6. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 7.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.8, 4.10 and 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 7.8. CERTAIN DEFINITIONS. For the purposes of this Agreement the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "beneficial owner" or "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

          (c) "business day" means any day other than a day on which the New York Stock Exchange is closed;

          (d) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (e) "Code" means the Internal Revenue Code of 1986, as amended;

          (f) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of an officer of the Company or Parent, as the case may be;

          (g) "officer" means the director of human resources, the director of distribution, the director of the Eagle Stores and any person holding the title of vice president or any title senior thereto;

          (h) "Permitted Liens" means any lien resulting from (i) all statutory or other liens for Taxes or assessments which not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all cashiers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which the Company or any of its subsidiaries is a party; (v) liens identified on title policies or preliminary title reports delivered or made available for inspection to Parent prior to the date hereof, (vi) liens and encumbrances arising under the SAA,
(vii) liens or mortgages that secure indebtedness described in the Company Disclosure Schedule, and (viii) all other liens, mortgages, covenants, imperfections in title, charges, easements, restrictions and other Liens which do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby;

          (i) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 7.9. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

          SECTION 7.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                  CARR-GOTTSTEIN FOODS CO.



                                  By: /s/ Lawrence H. Hayward
                                     -----------------------------------
                                  Name:  Lawrence H. Hayward
                                  Title: President and Chief Executive Officer


                                  SAFEWAY INC.



                                  By: /s/ Michael C. Ross
                                     -----------------------------------
                                  Name:  Michael C. Ross
                                  Title: Senior Vice President and
                                         General Counsel


                                  ACG MERGER SUB, INC.



                                  By: /s/ Michael C. Ross
                                     -----------------------------------
                                  Name:  Michael C. Ross
                                  Title: Vice President and Secretary


                                          39